FOR IMMEDIATE RELEASE

February 8, 2007

Contact: Rosemarie Faccone

   or Susan Jordan

   732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

REPORTS THREE-MONTH EARNINGS

FREEHOLD, NJ, February 8, 2007........Monmouth Real Estate Investment Corporation (NASDAQ/MNRTA) reported net income of $1,525,000 or $.07 per common share for the three months ended December 31, 2006, as compared to $1,546,000 or $0.08 per common share for the three months ended December 31, 2005.

A summary of significant financial information for the three months ended December 31, 2006 and 2005 is as follows:

   Three Months Ended December 31,

	2006	2005
Rent and Occupancy Charges	$6,857,000	$6,305,000
Total Expenses	$3,508,000	$3,102,000
Interest and Dividend Income	$245,000	$300,000
Gain on Securities Transactions, net	$72,000	$23,000
Net Income	$1,525,000	$1,546,000
Net Income Per Common Share	$.07	$.08
FFO (1)	$2,854,000	$2,830,000
FFO Per Common Share (1)	$.14	$.15
Weighted Avg. Common Shares Outstanding	20,204,000	18,979,000

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A summary of significant balance sheet information for December 31, 2006 and September 30, 2006 is as follows:

	December 31, 2006	September 30, 2006
Total Real Estate Investments	$225,451,000	$220,211,000
Securities Available for Sale	$12,892,000	$10,396,000
Total Assets	$263,143,000	$241,907,000
Mortgage Notes Payable	$120,301,000	$122,194,000
Loans Payable	$-0-	$8,219,000
Total Shareholders’ Equity	$135,258,000	$107,567,000

Eugene W. Landy, President, stated, “Management is pleased with the results for the three month period.  During the first quarter we raised approximately $32 million in net proceeds from the public offering of preferred stock which puts the Company in a strong position to acquire additional high-quality industrial properties for our portfolio.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of forty-two industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Georgia, and Colorado.  In addition, the Company owns a portfolio of REIT securities.

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(1)  Non-GAAP Information:  Funds from operations (FFO), is defined as net income, excluding gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization.   FFO per share is defined as FFO divided by weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding the Company’s financial performance.

FFO and FFO per share (A) do not represent cash flow from operations as defined by generally accepted accounting principles; (B) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (C) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO and FFO per share for the three months ended December 31, 2006 and 2005 are calculated as follows:

                                Three Months

	12/31/06	12/31/05

Net Income	$1,525,000	$1,546,000
Accumulated Preferred Dividend	(189,000)	(-0-)
Depreciation Expense	1,399,000	1,210,000
Depreciation Expense related to Discontinued Operations	-0-	10,000
Amortization of In-Place Lease Intangible Assets	119,000	64,000

FFO	$2,854,000	$2,830,000

Weighted Avg. Common Shares Outstanding	20,204,000	18,979,000
FFO Per Common Share	$.14	$.15

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended December 31, 2006 and 2005:

	2006	2005

Operating Activities	$3,041,000	$3,350,000
Investing Activities	(9,611,000)	(22,040,000)
Financing Activities	18,795,000	15,350,000

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The following is the net income per common share for the three months ended December 31, 2006 and 2005:

BASIC EARNINGS – PER SHARE:	12/31/06	12/31/05

Income from Continuing Operations	$.08	$.08
Less: Accumulated Preferred Dividend	(.01)	(-0-)
Income from Discontinued Operations	-0-	-0-
Net Income Applicable to Common Shareholders - Basic	$.07	$.08

DILUTED EARNINGS – PER SHARE:

Income from Continuing Operations	$.08	$.08
Less: Accumulated Preferred Dividend	(.01)	(-0-)
Income from Discontinued Operations	-0-	-0-
Net Income Applicable to Common Shareholders – Diluted	$.07	$.08

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